Exhibit 1.01

TE Connectivity Ltd.
Conflict Minerals Report

For The Calendar-Year Reporting Period Ended December 31, 2017

1. Overview

This Conflict Minerals Report has been prepared by TE Connectivity Ltd. (herein referred to as TE, the Company, we, us, or our) pursuant to Rule 13p-1 (the Rule) promulgated under Section 13(p) of the Securities Exchange Act of 1934, as amended (Exchange Act). Rule 13p-1 and Form Specialized Disclosure (SD) were adopted by the Securities and Exchange Commission (SEC) to implement disclosure and reporting requirements related to “conflict minerals,” as directed by Congress in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank) which, among other things, added Section 13(p) to the Exchange Act. Specifically, Section 13(p), the Rule and Form SD together impose certain reporting obligations on those SEC registrants, like TE, whose manufactured products contain so-called “conflict minerals” that are necessary to the functionality or production of their products. The term “conflict minerals” is defined to mean cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (together, 3TG). The term “Covered Countries” for purposes of Section 13(p) and the SEC rules thereunder, as well as this report and the accompanying Form SD, are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

In 2017, we designed and manufactured products to connect power, data, and signal in a broad array of industries, including automotive, energy, industrial, data communications, consumer devices, medical, and aerospace and defense. Our principal product families included terminals and connector systems and components, relays, sensors, application tooling, wire and heat shrink tubing, wire and cable, undersea telecommunications systems and antennas.

In addition, on August 31, 2017 we completed the acquisition of Hirschmann Car Communications (HCC), a specialist in antenna technologies, primarily for automobile communications and connectivity.  We acquired HCC from Voxx International Corporation (“Voxx”), an SEC registrant that filed a Form SD and accompanying Conflict Minerals Report with the SEC on May 31, 2017.  HCC products are included within the scope of our Form SD and this Conflict Minerals Report, as discussed in further detail below, although HCC’s integration into our Conflict Mineral Program continues.

For the 2017 reporting period, our reasonable country of origin inquiry (RCOI) survey process targeted a refined list of TE and HCC products deemed at risk for having any quantity of tin, tantalum, tungsten or gold that is “necessary to the functionality or production” of these products within the meaning of Section 13(p) and the SEC’s rules thereunder (necessary conflict minerals). We continue to refine our survey process as part of our continuous efforts to bring the TE program into greater alignment with the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and the supplements thereto relating to tin, tungsten, tantalum and gold (the “OECD Due Diligence Guidance”). The OECD Due Diligence Guidance has been identified by the SEC as an appropriate internationally recognized framework for conducting the RCOI and due diligence relating to necessary conflict minerals called for by Section 13(p), the Rule and Form SD.

TE believes that investment of time and resources into continuous refinement of our target survey population allows for more effective statutory and regulatory compliance, allowing us to work more closely with in-scope suppliers, engage in resourcing where critical and expand our due diligence practices to make data collection even more reliable.

Notwithstanding these improvements in our RCOI and due diligence processes, both of which are based on the OECD Due Diligence Guidance and therefore overlap to a significant extent, we are unable to determine with absolute assurance the origin of all the necessary conflict minerals in our products for the 2017 reporting period (January 1 through December 31, 2017), and therefore cannot exclude the possibility that some of these minerals may have originated in one or more of the Covered Countries and are not derived from recycled or scrap sources. Accordingly, under Section 13(p) and the Rule we have prepared and are filing this Conflict Minerals Report as an exhibit to our accompanying Form SD.

Conflict Minerals Policy

We have adopted a conflict minerals policy which is publicly available on our website at
http://www.te.com/content/dam/te-com/documents/product-utilities/product-compliance/global/conflict-minerals-documents/ENG_POL_TEC-01-56_B.pdf.  TE’s policy is reflected in TE’s Guide to Supplier Social Responsibility (the “Guide”).  Supplier adherence to the Guide is a requirement of doing business with TE.

Grievance Mechanism

We have well established processes to allow interested parties to contact us through our Office of the Ombudsman. Our Office of the Ombudsman can be contacted by email at directors@te.com, through the Internet at http://www.te.com/global-en/about-te/corporate-responsibility/governance/ombudsman.html or through mail at TE Connectivity, Office of the Ombudsman, 1050 Westlakes Drive, Berwyn, Pennsylvania 19312.

Supply Chain — Reasonable Country of Origin Inquiry

The products that we manufacture are highly complex, and we utilize thousands of components from many direct suppliers. We have relationships with a vast network of suppliers throughout the world and there are generally multiple tiers between the 3TG mines, the smelter or refinery processing facilities (SOR), and our direct suppliers. Therefore, we must rely on our direct suppliers to work with their upstream suppliers (suppliers that are closer to the SORs than TE or HCC in the supply chain) to provide us with accurate information about the origin of 3TG in the components and raw materials we purchase. We work to implement contracts with those direct suppliers to impose new contract terms that compel these suppliers to support our due diligence efforts with respect to 3TG content.  Because our acquisition of HCC occurred so late in our fiscal year (ending September 29, 2017), we relied on HCC’s existing supply chain survey process (as established by former parent Voxx, an SEC registrant) which we determined, after conducting appropriate due diligence, was sufficiently rigorous to satisfy our own risk-based due diligence standards for the calendar-year 2017 reporting period.  While we provide SOR information in Exhibit A and Exhibit A-1 for the approximately 2,700 HCC parts found to be in scope, unless otherwise indicated, HCC’s parts are not included in the figures detailed below with respect to TE’s conflict mineral program.

Because of the complexity and size of our supply chain, we developed a risk-based approach to determining whether we had any necessary 3TG in our supply chain. Each year TE’s raw material and commodity code groupings are reviewed for the presence of potential 3TG. Once those products and materials are identified, internal subject matter experts and engineers analyze whether the 3TG in the products and materials are “necessary to the functionality or production” of such products within the meaning of the SEC’s rules. The end result of that analysis leads to identification of supplier products in-scope for being potentially at risk of containing necessary conflict minerals. In 2017, a total of approximately 290,224 products (including components) were identified and subject to our RCOI survey (in 2017, approximately 110,000 additional TE parts were resurveyed that had previously been reported by our suppliers as not containing 3TG.  In 2017, we continued to pursue source data on a part level basis for all of our in-scope components and materials. This effort has yielded a supplier response rate of over 98% of all in-scope products surveyed, although some responses noted that the source of the conflict minerals could not be ascertained at the time of the supplier’s response.  For HCC, approximately, 2,700 parts were subject to a TE directed RCOI survey and HCC’s supplier response rate was 68%.

We requested that the identified suppliers provide information to us regarding 3TG and SORs using the template developed by the Responsible Minerals Initiative (RMI), formerly known as the Conflict-Free Sourcing Initiative (CFSI).  HCC used the same RMI template for its supplier survey.

The Conflict Minerals Reporting Template (the Template) developed by the RMI, is used as part of a private-sector initiative to develop mechanisms for compliance with the OECD Due Diligence Guidance. The Template is the industry recognized standard to facilitate disclosure and communication of information regarding smelters and refiners that provide material to members of a downstream manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict minerals policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities. While it was necessary for TE to modify the format of this template in some fashion to accommodate our part level data collection and chain of custody analysis, we made no material changes to the Template.

Efforts to Determine Mine or Location of Origin

We have determined that requesting the identified suppliers to complete the Template, in addition to our data validation and nonresponsive supplier termination processes and capacity building initiatives to aid suppliers trying to build transparency upstream, represents our reasonable efforts to determine the mines or locations of origin of 3TG in our supply chain. We have reached this conclusion in part as a result of our membership in the RMI - an initiative of Responsible Business Alliance (RBA), formerly known as the Electronic Industry Citizenship Coalition (whose efforts focus on the location and the commitment of smelters and refineries to go through its Responsible Minerals Assurance Process (RMAP) or participate in a recognized certification program), our understanding of the OECD guidelines, and based on consultation with compliance and sustainability leaders in companies similarly situated to TE.  Based on this rationale, we came to the same conclusion with respect to HCC’s similarly overlapping RCOI and due diligence processes for the 2017 reporting period.

Smelters or Refiners and Country of Origin of 3TG

No supplier indicated that certain components they provided to TE contained minerals that were derived from conflict sources in any of the Covered Countries (please note the details in Exhibit A-1 relative to HCC). We attach here, a complete listing of those SORs ascertained, through TE’s and HCC’s supplier responses to the Template or upon further inquiry after a review of such responses, as providing necessary conflict minerals to TE and HCC for manufacture in 2017(1) (“Exhibit A and Exhibit A-1 respectively”).

Description of Products Containing “Necessary” Conflict Minerals

We identified approximately 290,224 products supplied to TE potentially containing one or more 3TG minerals necessary to the functionality or production of our products; once approximately 195,794 were eliminated as out-of-scope pursuant to the RCOI process, approximately 94,430 products were deemed to contain necessary conflict minerals.  These products fall into all of our product families, including but not limited to the following: terminals and connector systems and components, relays, sensors, application tooling, wire and heat shrink tubing, wire and cable, undersea telecommunications systems and antennas.

After making the reasonable country of origin inquiry outlined above, we were unable to ascertain the country of origin of 3TG minerals necessary to the functionality or production of the 290,224 identified TE products and, as a consequence, proceeded to conduct the due diligence required under the OECD Due Diligence Guidance as applicable to downstream companies.

For HCC, of the 2,700 products surveyed, 1,079 had necessary 3TG but similarly we were unable to ascertain the country of origin of the 3TG minerals necessary to the functionality of HCC’s products.

(1)  Exhibit A contains the list of smelters within TE’s and HCC’s supply chain that were identified during the reporting period as an active smelter by the RMI at a point in time during the 2017 calendar year. Exhibit A-1 contains smelters and refiners who were identified in TE’s RCOI or were identified by HCC’s RCOI that either 1) were not identified as a smelter or refiner per RMI’s Responsible Minerals Assurance Process, or RMAP; or 2) were found and identified by TE as an actual smelter or refiner, but were not validated by the RMI through RMAP (those without CID numbers).

2. Due Diligence

Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the five-step framework of the OECD Due Diligence Guidance as applicable to downstream companies such as TE. As discussed above, the OECD Due Diligence Guidance has been identified by the SEC as an appropriate (and thus far, the only), internationally recognized due diligence framework for purposes of Section 13(p) of the Exchange Act and the Rule and Form SD thereunder.

Due Diligence Performed

MANAGEMENT SYSTEMS

We have adopted a conflict minerals policy related to our sourcing of 3TG, and have developed a formalized Conflict Minerals Program for our suppliers which is governed by an official standard operating procedure (the Program). TE’s conflict minerals requirements are set forth in our Purchase Order terms, RFP documentation, supply contracts, and our supplier portal.

Internal Team

We have established a management system to support supply chain due diligence related to 3TG. Our management system includes an executive steering committee overseen by the Global Supply Chain Counsel, and a team of subject matter experts from functions such as supplier management (Global Procurement), engineering, finance, law and global corporate citizenship. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy as approved by our Executive Vice President and General Counsel. As discussed further below, this team met regularly throughout 2017 to discuss the supply chain compliance process relating to conflict minerals.

Control systems

We do not typically have a direct relationship with 3TG SORs. We do, however, participate with other major manufacturers in an industry-wide initiative to develop compliant supply chains, including the RMI’s Responsible Minerals Assurance Process (RMAP) (formerly known as the Conflict-Free Smelter Program, or CFSP).

Controls include the TE Guide to Ethical Conduct that outlines expected behaviors for all our employees, the TE Supplier Guide to Supplier Social Responsibility that outlines expected behaviors relative to working conditions and rights for suppliers and their employees, supply contracts containing a conflict minerals contract clause that requires suppliers to provide us with information about the source of 3TG and smelters/refiners, and if required, termination and supplier blacklisting processes that disqualify suppliers who refuse to provide conflict minerals data from doing business with TE. TE blocked purchasing from several suppliers or otherwise terminated suppliers in 2017 for refusal to respond to its RCOI. In addition, as discussed in the ‘Grievance Mechanism’ portion of this Report, TE has established a confidential reporting mechanism.

TE also maintains program integrity controls. Each year, a select group of business segment presidents, supply chain executives, and operations leads must certify adherence to the Program and make a personal declaration on behalf of their respective function as to the conflict status of TE’s products.

Maintain records

Program data is stored in accordance with our established corporate records schedule to ensure that relevant materials are preserved for appropriate periods.

Supplier Engagement

We maintain a number of supplier outreach tools, including but not limited to training and program materials, all of which are designed to encourage suppliers to develop their own conflict minerals due diligence programs in accordance with the SEC’s conflict minerals regulatory requirements. We also maintain an electronic portal which directs suppliers to informational resources related to conflict minerals and our Conflict Minerals Policy.

IDENTIFY AND ASSESS RISK IN THE SUPPLY CHAIN

We survey direct suppliers of components or raw materials that were at risk for containing 3TG that were “necessary to the functionality or production” of our products described above. Based on our procurement systems, over 400 commodity codes and 290,224 associated TE products required RCOI survey activity due to their risk profiles.  For HCC, approximately, 2,700 products were subject to RCOI survey, and HCC’s supplier response rate was 68%.

Survey Responses For TE Products

We received a supplier response rate in excess of 98% of the in-scope TE products surveyed.  These responses were provided using the Template, or a substantially similar variation thereof. We reviewed the responses against criteria developed by our internal team to determine which suppliers required further engagement. The criteria included incomplete responses as well as inconsistencies within the data reported by those suppliers, and we have worked directly with suppliers requiring additional engagement in an effort to secure revised responses. From the responses received, the following statistics were compiled:

Approximately 195,794 products were reported as out-of-scope by suppliers, meaning that they did not contain necessary conflict minerals.

Approximately 90,147 products were associated with a SOR identified by the RMAP (CFSI). These products were determined to be low risk under TE’s analysis; either by way of the RMAP process, TE’s geographical risk mapping, or being derived from recycled or scrap sources. Approximately 6,510 products originated in regions not likely to source from the Covered Countries.

Approximately 937 products were of indeterminate origin — meaning that our relevant suppliers were unable to identify either the country of origin or the mine/SOR of origin.

DESIGN AND IMPLEMENT A STRATEGY TO RESPOND TO RISKS

•                  Senior management is briefed about our due diligence efforts on a regular basis.

•                  Executive leadership is in a position to influence the outcome of the Program through either financial or administrative supports and to certify alignment with the centralized RCOI survey and company due diligence processes and affirm direct knowledge and supervision of such activities.

•                  We have a conflict minerals policy, and impose the provisions of such Policy on our direct suppliers as a condition of doing business with TE (e.g., supply contract language, supplier requirements/codes, etc.).

•                  We have implemented and continue to follow a risk management plan that outlines our responses to identified risks.

•                  Suppliers are required to have a supply chain aligned with the principles and practices of the RMI or an OECD compliant program, otherwise products purchased from them are re-sourced.

•                  Data validation enhancements assure integrity of data received and reliability for reporting.

CARRY OUT INDEPENDENT THIRD PARTY AUDIT OF SUPPLY CHAIN DUE DILIGENCE AT IDENTIFIED POINTS IN THE SUPPLY CHAIN

We do not typically have a direct relationship with 3TG smelters and refiners and therefore do not perform or direct audits of these entities. We support SOR audits conducted by independent third parties through our participation in the RMI’s RMAP, and have obtained the RMI list of “RMAP Conformant” smelters and refineries. We continue to examine how best to introduce our own supplier audit process, to be managed in tandem with our third-party conducted supplier social responsibility audits, based on certain risk criteria (i.e. stated ‘conflict free’ supplier, or products originally deemed high risk but responded as “out of scope” on a supplier response).

REPORT ON SUPPLY CHAIN DUE DILIGENCE

This Conflict Minerals Report constitutes our annual report on our 3TG due diligence and is available on our website, along with the accompanying Form SD, at http://investors.te.com/financial-reports/sec-filings/default.aspx. In addition, this Report and the accompanying Form SD have been filed with the

SEC and are publicly available on the SEC’s EDGAR website (https://www.sec.gov).

RESULTS OF DUE DILIGENCE

Notwithstanding improvements in our RCOI and due diligence processes, we are unable to determine with absolute assurance the origin of all the necessary conflict minerals in our products for the 2017 reporting period (January 1 through December 31, 2017), and therefore cannot exclude the possibility that some of these minerals may have originated in one or more of the Covered Countries and are not derived from recycled or scrap sources.  Based on the results of HCC’s due diligence processes, we reached the same conclusion with respect to HCC products.

3. Steps to be taken in 2018 to mitigate risk

We intend to take the following steps as continuous improvement measures to our due diligence to be conducted in 2018, to further mitigate the risk that any necessary 3TG in our products finance or benefit armed groups in any of the Covered Countries:

•                  Begin deployment of a leading third-party compliance solution to lead conflict mineral supplier surveys and information gathering activities.

•                  Work directly with suppliers who provide us with company level responses (those responses which do not establish a chain of custody) to encourage them to further develop their programs in alignment with statutory, regulatory and OECD requirements (i.e., on a product-specific basis).

•                  Engage any suppliers if found to be providing us with components or materials containing 3TG from sources that finance or benefit “armed groups” in the Covered Countries (as that term is defined in Section 13(p) and Item 1.01(d)(2) of Form SD) to establish an alternative source of 3TG that does not support the activities of any such group.

•                  Conduct independent third party audits of select high risk suppliers to validate their compliance with the requirements of TE’s Conflict Minerals Program.

•                  Help and provide tools (by way of our third party compliance solution provider) to those who want to build supply chain transparency via their own programs.

•                  Further integration of HCC into our Conflict Mineral Program.

Cautions Concerning Website Information and Forward-Looking Statements

Other than any documents expressly incorporated by reference in this Conflict Minerals Report and/or the accompanying Form SD, the information on any of our websites referred to in this report is not part of this report or any other document filed with the SEC, including but not limited to the accompanying Form SD.

Certain statements in this report may be “forward-looking” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

Exhibit A — Smelters identified during the reporting period as an active smelter by the RMI which, to the extent known, processed necessary conflict minerals in TE and/or HCC products (as indicated below) for Calendar 2017 Reporting Period

Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter
Gold	Abington Reldan Metals, LLC	UNITED STATES	CID002708	CFSI
Gold	Advanced Chemical Company	UNITED STATES	CID000015	CFSI
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019	CFSI
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES	CID002560	CFSI	*
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035	CFSI
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041	CFSI
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058	CFSI	*
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077	CFSI
Gold	Asahi Pretec Corp.	JAPAN	CID000082	CFSI
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924	CFSI
Gold	Asahi Refining USA Inc.	UNITED STATES	CID000920	CFSI
Gold	Asaka Riken Co., Ltd	JAPAN	CID000090	CFSI	*
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103	CFSI
Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850	CFSI
Gold	Aurubis AG	GERMANY	CID000113	CFSI
Gold	Baiyin Nonferrous Metals Corporation (BNMC)	CHINA	CID000120	CFSI	*
Gold	Bangalore Refinery	INDIA	CID002863	CFSI
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128	CFSI
Gold	Bauer Walser AG	GERMANY	CID000141	CFSI	*
Gold	Boliden AB	SWEDEN	CID000157	CFSI
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176	CFSI
Gold	Caridad	MEXICO	CID000180	CFSI
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185	CFSI
Gold	Cendres + Metaux S.A.	SWITZERLAND	CID000189	CFSI
Gold	Chimet S.p.A.	ITALY	CID000233	CFSI
Gold	Chugai Mining	JAPAN	CID000264	CFSI
Gold	Colt Refining		CID000288	CFSI	*
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328	CFSI

Gold	DaeryongENC	KOREA, REPUBLIC OF	CID000333	CFSI	*
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343	CFSI
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	CID002867	CFSI
Gold	DODUCO Contacts and Refining GmbH	GERMANY	CID000362	CFSI	*
Gold	Dowa	JAPAN	CID000401	CFSI
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359	CFSI
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425	CFSI
Gold	Elemetal Refining, LLC	UNITED STATES	CID001322	CFSI
Gold	Emirates Gold DMCC	UNITD ARAB EMER	CID002561	CFSI
Gold	Faggie Enrico S.p.A.	ITALY	CID002355	CFSI	*
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	CID002515	CFSI	*
Gold	Geib Refining Corporation	UNITED STATES	CID002459	CFSI
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243	CFSI	*
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	CID001909	CFSI
Gold	Guangdong Hua Jian Trade Co., Ltd.	CHINA	CID000605	CFSI	*
Gold	Guangdong Jinding Gold Limited	CHINA	CID002312	CFSI
Gold	GUANGDONG JINXIAN GAOXIN CAI LIAO GONG SI	CHINA	CID000611	CFSI	*
Gold	Gujarat Gold Centre	INDONESIA	CID002852	CFSI	*
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651	CFSI	*
Gold	Hang Seng Technology	CHINA	CID000670	CFSI	*
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671	CFSI	*
Gold	HeeSung Metal Ltd.	KOREA, REPUBLIC OF	CID000689	CFSI	*
Gold	Heimerle + Meule GmbH	GERMANY	CID000694	CFSI
Gold	Henan Yuguang Gold & Lead Co., Ltd.	CHINA	CID002519	CFSI	*
Gold	Heraeus Ltd. Hong Kong	CHINA	CID000707	CFSI
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711	CFSI
Gold	Hetai Gold Mineral Guangdong Co., Ltd.	CHINA	CID000718	CFSI	*
Gold	Hop Hing electroplating factory Zhejiang	CHINA	CID002739	CFSI	*
Gold	Hunan Chenzhou Mining Group Co., Ltd.	CHINA	CID000767	CFSI	*
Gold	Hung Cheong Metal Manufacturing Limited	CHINA	CID002904	CFSI	*
Gold	HwaSeong CJ Co. Ltd.	KOREA, REPUBLIC OF	CID000778	CFSI	*
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801	CFSI
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	CFSI
Gold	Istanbul Gold Refinery	TURKEY	CID000814	CFSI

Gold	Italpreziosi	ITALY	CID002765	CFSI	*
Gold	Japan Mint	JAPAN	CID000823	CFSI
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855	CFSI
Gold	Jin Jinyin Refining Co., Ltd.	CHINA	CID000884	CFSI	*
Gold	Jinlong Copper Co., Ltd.	CHINA	CID000909	CFSI	*
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927	CFSI
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929	CFSI
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	CFSI
Gold	Kaloti Precious Metals	UNITD ARAB EMER	CID002563	CFSI
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956	CFSI	*
Gold	Kazzinc	KAZAKHSTAN	CID000957	CFSI
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969	CFSI
Gold	KGHM Polska Miedz Spolka Akeyjna	POLAND	CID002511	CFSI
Gold	Kojima Chemicals Co., Ltd	JAPAN	CID000981	CFSI	*
Gold	Korea Metal Co. Ltd	KOREA, REPUBLIC OF	CID000988	CFSI	*
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605	CFSI
Gold	Kosak Seiren	JAPAN	CID000991	CFSI	*
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029	CFSI
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION	CID002865	CFSI	*
Gold	L’ azurde Company For Jewelry	SAUDI ARABIA	CID001032	CFSI	*
Gold	Lingbao Gold Co., Ltd.	CHINA	CID001056	CFSI	*
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CHINA	CID001058	CFSI	*
Gold	L’Orfebre S.A.	ANDORRA	CID002762	CFSI	*
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078	CFSI
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	CHINA	CID001093	CFSI	*
Gold	Marsam Metals	BRAZIL	CID002606	CFSI	*
Gold	Materion	UNITED STATES	CID001113	CFSI
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	CFSI
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161	CFSI
Gold	Metalor		CID001157	CFSI	*
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG	CID001149	CFSI	*
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152	CFSI
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147	CFSI
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153	CFSI
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188	CFSI

Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193	CFSI
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509	CFSI
Gold	Modeltech Sdn Bhd	MALAYSIA	CID002857	CFSI
Gold	Morris and Watson	NEW ZEALAND	CID002282	CFSI
Gold	Morris and Watson Gold Coast	AUSTRALIA	CID002866	CFSI
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204	CFSI
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220	CFSI
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236	CFSI
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259	CFSI
Gold	Nihon Superior Co., Ltd.	JAPAN	CID001252	CFSI	*
Gold	Nohon Material Corporation	JAPAN	CID002285	CFSI	*
Gold	Nyrstar Metals	UNITED STATES	CID001313	CFSI	*
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779	CFSI	*
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325	CFSI
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION	CID001326	CFSI
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION	CID001328	CFSI	*
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493	CFSI
Gold	PAMP S.A.	SWITZERLAND	CID001352	CFSI
Gold	Pease & Curren	UNITED STATES	CID002872	CFSI
Gold	Penglai Penggang Gold Industry Co Ltd	CHINA	CID001362	CFSI	*
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919	CFSI	*
Gold	Precious Metals Sales Corp.	UNITED STATES	CID002581	CFSI	*
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386	CFSI
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397	CFSI
Gold	PX Precinox S.A.	SWITZERLAND	CID001498	CFSI
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512	CFSI
Gold	Realized the Enterprise Co., Ltd.	CHINA	CID001515	CFSI	*
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	CID000522	CFSI	*
Gold	Remondis Argentia B.V.	NETHERLANDS	CID002582	CFSI
Gold	Republic Metals Corporation	UNITED STATES	CID002510	CFSI
Gold	Rio Tinto	UNITED STATES	CID002914	CFSI	*
Gold	Royal Canadian Mint	CANADA	CID001534	CFSI
Gold	SAAMP	FRANCE	CID002761	CFSI
Gold	Sabin Metal Corp.	UNITED STATES	CID001546	CFSI

Gold	Safimet S.p.A	ITALY	CID002973	CFSI	*
Gold	SAFINA A.S.	CZECH REPUBLIC	CID002290	CFSI
Gold	Sai Refinery	INDIA	CID002853	CFSI
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555	CFSI
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF	CID001562	CFSI	*
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777	CFSI
Gold	Schone Edelmetaal B.V.	NETHERLANDS	CID001573	CFSI
Gold	SEMPSA JoyerÃa PlaterÃa S.A.	SPAIN	CID001585	CFSI
Gold	Shan Dong Huangjin	CHINA	CID001604	CFSI	*
Gold	Shan Tou Shi Yong Yuan Jin Shu Zai Sheng Co., Ltd.	CHINA	CID001605	CFSI	*
Gold	Shandon Jin Jinyin Refining Limited	CHINA	CID001607	CFSI	*
Gold	Shandong Hengbang Smelter Co., Ltd.	CHINA	CID001612	CFSI	*
Gold	Shandong Humon Smelting Co., Ltd.	CHINA	CID002525	CFSI	*
Gold	Shandong Penglai Gold Smelter	CHINA	CID001616	CFSI	*
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619	CFSI
Gold	Shandong Yanggu Xiangguang Co., Ltd.	CHINA	CID002614	CFSI	*
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622	CFSI
Gold	Shenzhen Heng Zhong Industry Co., Ltd.	CHINA	CID001692	CFSI	*
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA	CID002527	CFSI	*
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736	CFSI
Gold	Singway Technology Co., Ltd.	TAIWAN	CID002516	CFSI
Gold	Sino-Platinum Metals Co., Ltd.	CHINA	CID001745	CFSI	*
Gold	So Accurate Group, Inc.	UNITED STATES	CID001754	CFSI
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756	CFSI
Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761	CFSI
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	CID003153	CFSI	*
Gold	Sudan Gold Refinery	SUDAN	CID002567	CFSI	*
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	CFSI
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	CID002918	CFSI	*
Gold	Suntain Co., Ltd.	TAIWAN	CID001808	CFSI	*
Gold	Super Dragon Technology Co., Ltd.	TAIWAN	CID001810	CFSI	*
Gold	SuZhou ShenChuang recycling Ltd.	CHINA	CID002743	CFSI	*
Gold	T.C.A S.p.A	ITALY	CID002580	CFSI
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875	CFSI

Gold	The Refinery of Shandong Gold Mining Co., Ltd	CHINA	CID001916	CFSI	*
Gold	Tokuriki Honten Co., Ltd	JAPAN	CID001938	CFSI	*
Gold	Tongling nonferrous Metals Group Co.,Ltd	CHINA	CID001947	CFSI	*
Gold	Tony Goetz NV	BELGIUM	CID002587	CFSI
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615	CFSI
Gold	Torecom	KOREA, REPUBLIC OF	CID001955	CFSI
Gold	Tsai Brother industries	TAIWAN	CID002745	CFSI	*
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977	CFSI
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314	CFSI
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980	CFSI
Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993	CFSI
Gold	Universal Precious Metals Refining Zambia	ZAMBIA	CID002854	CFSI	*
Gold	Valcambi S.A.	SWITZERLAND	CID002003	CFSI
Gold	Viagra Di precious metals (Zhaoyuan) Co., Ltd.	CHINA	CID002009	CFSI	*
Gold	WANG TING	HONG KONG	CID002023	CFSI	*
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030	CFSI
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778	CFSI
Gold	Wuzhong Group	CHINA	CID002063	CFSI	*
Gold	Xiamen JInbo Metal Co., Ltd.	CHINA	CID002076	CFSI	*
Gold	Yamakin Co., Ltd.	JAPAN	CID002100	CFSI	*
Gold	Yamato Denki Ind. Co., Ltd.	JAPAN	CID002102	CFSI	*
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129	CFSI
Gold	Yunnan Copper Industry Co Ltd	CHINA	CID000197	CFSI	*
Gold	Zhaojun Maifu	CHINA	CID002201	CFSI	*
Gold	Zhe Jiang Guang Yuan Noble Metal Smelting Factory	CHINA	CID002205	CFSI	*
Gold	Zhongkuang Gold Industry Co., Ltd.	CHINA	CID002214	CFSI	*
Gold	Zhongshan Hyper-Toxic Substance Monopolized Co., Ltd.	CHINA	CID002219	CFSI	*
Gold	Zhongshan Poison Material Proprietary Co., Ltd.	CHINA	CID002221	CFSI	*
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	CFSI
Gold	Zhuhai toxic materials Monopoly Ltd.	CHINA	CID002231	CFSI	*
Gold	Zhuzhou Smelting Group Co., Ltd	CHINA	CID002529	CFSI	*
Tantalum	ANHUI HERRMAN IMPEX CO.	CHINA	CID000059	CFSI	*
Tantalum	Asaka Riken Co., Ltd.	JAPAN	CID000092	CFSI	*

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211	CFSI
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	CID000291	CFSI
Tantalum	D Block Metals, LLC	UNITED STATES	CID002504	CFSI
Tantalum	Duoluoshan	CHINA	CID000410	CFSI
Tantalum	E.S.R. Electronics	UNITED STATES	CID002590	CFSI	*
Tantalum	Exotech Inc.	UNITED STATES	CID000456	CFSI
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460	CFSI
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505	CFSI
Tantalum	Global Advanced Metals		CID000564	CFSI	*
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558	CFSI
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	CID002557	CFSI
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616	CFSI
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA	CID002501	CFSI	*
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544	CFSI
Tantalum	H.C. Starck GmbH Goslar	GERMANY	CID002545	CFSI
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	CID002546	CFSI	*
Tantalum	H.C. Starck Group	GERMANY	CID000654	CFSI	*
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547	CFSI
Tantalum	H.C. Starck Inc.	UNITED STATES	CID002548	CFSI
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549	CFSI
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550	CFSI
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492	CFSI
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES	CID000731	CFSI
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512	CFSI
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842	CFSI
Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA	CID003191	CFSI	*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914	CFSI
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917	CFSI
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co, Ltd.	CHINA	CID002506	CFSI	*
Tantalum	KEMET Blue Metals	MEXICO	CID002539	CFSI
Tantalum	Kemet Blue Powder	UNITED STATES	CID000963	CFSI
Tantalum	KEMET Blue Powder	UNITED STATES	CID002568	CFSI
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	CID000973	CFSI
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076	CFSI

Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163	CFSI
Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175	CFSI	*
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192	CFSI
Tantalum	Molycorp Silmet A.S.	ESTONIA	CID001200	CFSI
Tantalum	Nantong Tongjie Electrical Co., Ltd.	CHINA	CID002386	CFSI	*
Tantalum	Ningxia Non-ferrous Metal Smeltery	CHINA	CID002905	CFSI
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	CFSI
Tantalum	Plansee	AUSTRIA	CID001368	CFSI	*
Tantalum	Plansee SE Liezen	AUSTRIA	CID002540	CFSI	*
Tantalum	Plansee SE Reutte	AUSTRIA	CID002556	CFSI	*
Tantalum	Power Resources Ltd.	MACEDONIA	CID002847	CFSI
Tantalum	QuantumClean	UNITED STATES	CID001508	CFSI
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL	CID002707	CFSI
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	CID001522	CFSI	*
Tantalum	Shanghai Jiangxi Metals Co., Ltd.	CHINA	CID001634	CFSI	*
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769	CFSI
Tantalum	Taki Chemical Co., Ltd.	JAPAN	CID001869	CFSI
Tantalum	Telex Metals	UNITED STATES	CID001891	CFSI
Tantalum	Tranzact, Inc.	UNITED STATES	CID002571	CFSI
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969	CFSI
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508	CFSI
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	KAZAKHSTAN	CID002307	CFSI
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA	CID002232	CFSI
Tin	Alpha	UNITED STATES	CID000292	CFSI
Tin	An Thai Minerals Co., Ltd.	VIETNAM	CID002825	CFSI
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM	CID002703	CFSI
Tin	Arco Alloys	UNITED STATES	CID002809	CFSI	*
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228	CFSI
Tin	China Tin Group Co., Ltd.	CHINA	CID001070	CFSI
Tin	Chofu Works	JAPAN	CID002786	CFSI	*
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA	CID000278	CFSI	*
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	CID000295	CFSI
Tin	CV Ayi Jaya	INDONESIA	CID002570	CFSI
Tin	CV Dua Sekawan	INDONESIA	CID002592	CFSI

Tin	CV Gita Pesona	INDONESIA	CID000306	CFSI
Tin	CV Justindo	INDONESIA	CID000307	CFSI	*
Tin	CV Serumpun Sebalai	INDONESIA	CID000313	CFSI
Tin	CV Tiga Sekawan	INDONESIA	CID002593	CFSI
Tin	CV United Smelting	INDONESIA	CID000315	CFSI
Tin	CV Venus Inti Perkasa	INDONESIA	CID002455	CFSI
Tin	Dongguan City Xida Soldering Tin Products Co.	CHINA	CID000376	CFSI	*
Tin	Dowa	JAPAN	CID000402	CFSI
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM	CID002572	CFSI
Tin	Elmet S.L.U.	SPAIN	CID002774	CFSI
Tin	EM Vinto	BOLIVIA	CID000438	CFSI
Tin	Estanho de Rondônia S.A.	BRAZIL	CID000448	CFSI
Tin	Feinhütte Halsbrücke GmbH	GERMANY	CID000466	CFSI
Tin	Fenix Metals	POLAND	CID000468	CFSI
Tin	Fuji Metal Mining Corp.	JAPAN	CID000498	CFSI	*
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	CID002848	CFSI
Tin	Gejiu Jinye Mineral Company	CHINA	CID002859	CFSI
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942	CFSI
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	CFSI
Tin	Gejiu Yunxi Group Corp.	CHINA	CID000553	CFSI	*
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908	CFSI
Tin	Gejiu Zi-Li	CHINA	CID000555	CFSI	*
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CHINA	CID003116	CFSI	*
Tin	Guangxi Nonferrous Metals Group	CHINA	CID000626	CFSI	*
Tin	Guangxi Zhongshan Jin Yi Smelting Co., Ltd.	CHINA	CID000628	CFSI	*
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849	CFSI
Tin	Hezhou Jinwei Tin Co., Ltd.	CHINA	CID000720	CFSI	*
Tin	Hongqiao Metals (Kunshan) Co., Ltd.	CHINA	CID002635	CFSI
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844	CFSI
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA	CID000760	CFSI	*
Tin	Hulterworth Smelter	JAPAN	CID002365	CFSI	*
Tin	Jiang Jia Wang Technology Co.	CHINA	CID000840	CFSI	*
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	CID000244	CFSI

Tin	Jiangxi Nanshan	CHINA	CID000864	CFSI	*
Tin	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002819	CFSI	*
Tin	Ju Tai Industrial Co., Ltd.	CHINA	CID000934	CFSI	*
Tin	LIAN JING	CHINA	CID002281	CFSI	*
Tin	Linwu Xianggui Smelter Co	CHINA	CID001063	CFSI	*
Tin	M/s ECO Tropical Resources	SINGAPORE	CID002382	CFSI	*
Tin	Ma An Shan Shu Guang Smelter Corp.	CHINA	CID001098	CFSI	*
Tin	Magnu’s Minerais Metais e Ligas LTDA	BRAZIL	CID002468	CFSI	*
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	CFSI
Tin	Materials Eco-Refining Co., Ltd.	JAPAN	CID001112	CFSI	*
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500	CFSI
Tin	Metahub Industries Sdn. Bhd.	MALAYSIA	CID001136	CFSI	*
Tin	Metallic Resources, Inc.	UNITED STATES	CID001142	CFSI
Tin	Metallo Belgium N.V.	BELGIUM	CID002773	CFSI	*
Tin	Metallo Chimique	BELGIUM	CID001143	CFSI	*
Tin	Minchali Metal Industry Co., Ltd.	JAPAN	CID001172	CFSI	*
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173	CFSI	*
Tin	Ming Li Jia smelt Metal Factory	CHINA	CID001177	CFSI	*
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA	CID001179	CFSI	*
Tin	Minsur	PERU	CID001182	CFSI
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191	CFSI
Tin	Modeltech Sdn Bhd	MALAYSIA	CID002858	CFSI
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	CID001231	CFSI
Tin	Ney Metals and Alloys	UNITED STATES	CID001246	CFSI	*
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002573	CFSI	*
Tin	Novosibirsk Processing Plant Ltd.	RUSSIAN FEDERATION	CID001305	CFSI	*
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314	CFSI
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517	CFSI
Tin	Old City Metals Processing Co., Ltd.	CHINA	CID001332	CFSI	*
Tin	Operaciones Metalurgical S.A.	BOLIVIA	CID001337	CFSI
Tin	Pan Light Corporation	TAIWAN	CID001356	CFSI	*
Tin	Phoenix Metal Ltd.	RWANDA	CID002507	CFSI	*
Tin	PT Alam Lestari Kencana	INDONESIA	CID001393	CFSI	*
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309	CFSI
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	CFSI

Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	CFSI
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	CFSI
Tin	PT Babel Surya Alam Lestari	INDONESIA	CID001406	CFSI	*
Tin	PT Bangka Kudai Tin	INDONESIA	CID001409	CFSI	*
Tin	PT Bangka Prima Tin	INDONESIA	CID002776	CFSI
Tin	PT Bangka Putra Karya	INDONESIA	CID001412	CFSI	*
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA	CID001416	CFSI	*
Tin	PT Bangka Tin Industry	INDONESIA	CID001419	CFSI
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421	CFSI
Tin	PT BilliTin Makmur Lestari	INDONESIA	CID001424	CFSI	*
Tin	PT Bukit Timah	INDONESIA	CID001428	CFSI
Tin	PT Cipta Persada Mulia	INDONESIA	CID002696	CFSI
Tin	PT DS Jaya Abadi	INDONESIA	CID001434	CFSI
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438	CFSI
Tin	PT Fang Di MulTindo	INDONESIA	CID001442	CFSI	*
Tin	PT Inti Stania Prima	INDONESIA	CID002530	CFSI
Tin	PT Karimun Mining	INDONESIA	CID001448	CFSI
Tin	PT Kijang Jaya Mandiri	INDONESIA	CID002829	CFSI
Tin	PT Lautan Harmonis Sejahtera	INDONESIA	CID002870	CFSI
Tin	PT Menara Cipta Mulia	INDONESIA	CID002835	CFSI
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	CFSI
Tin	PT NATARI	INDONESIA	CID001456	CFSI	*
Tin	PT O.M. Indonesia	INDONESIA	CID002757	CFSI
Tin	PT Panca Mega Persada	INDONESIA	CID001457	CFSI
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA	CID001486	CFSI	*
Tin	PT Prima Timah Utama	INDONESIA	CID001458	CFSI
Tin	PT Refined Bangka Tin	INDONESIA	CID001460	CFSI
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463	CFSI
Tin	PT Seirama Tin investment	INDONESIA	CID001466	CFSI	*
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	CFSI
Tin	PT Sukses Inti Makmur	INDONESIA	CID002816	CFSI
Tin	PT Sumber Jaya Indah	INDONESIA	CID001471	CFSI
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477	CFSI
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482	CFSI
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	CFSI
Tin	PT Tirus Putra Mandiri	INDONESIA	CID002478	CFSI	*

Tin	PT Tommy Utama	INDONESIA	CID001493	CFSI
Tin	PT Wahana Perkit Jaya	INDONESIA	CID002479	CFSI
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706	CFSI
Tin	Rui Da Hung	TAIWAN	CID001539	CFSI
Tin	Shan Tou Shi Yong Yuan Jin Shu Zai Sheng Co., Ltd.	CHINA	CID001606	CFSI	*
Tin	Shenzhen Hong Chang Metal Manufacturing Factory	CHINA	CID001694	CFSI	*
Tin	Sichuan Guanghan Jiangnan casting smelters	CHINA	CID001731	CFSI	*
Tin	Sigma Tin Alloy Co., Ltd.	CHINA	CID002408	CFSI	*
Tin	Soft Metais Ltda.	BRAZIL	CID001758	CFSI
Tin	Solder Court Ltd.	CHINA	CID002436	CFSI	*
Tin	Spectro Alloys Corp.	UNITED STATES	CID002411	CFSI	*
Tin	Stretti	MALAYSIA	CID001788	CFSI	*
Tin	Super Ligas	BRAZIL	CID002756	CFSI
Tin	Suzhou Nuonengda Chemical Co., Ltd.	CHINA	CID001822	CFSI	*
Tin	Taicang City Nancang Metal Material Co., Ltd.	CHINA	CID001845	CFSI	*
Tin	Taiwan high-tech Co., Ltd.	TAIWAN	CID001851	CFSI	*
Tin	Taiwan Huanliang	INDONESIA	CID001852	CFSI	*
Tin	Taiwan’s lofty Enterprises Ltd.	TAIWAN	CID001859	CFSI	*
Tin	TAP	UNITED STATES	CID001882	CFSI	*
Tin	Thailand Mine Factory	JAPAN	CID001897	CFSI	*
Tin	Thaisarco	THAILAND	CID001898	CFSI
Tin	Three green surface technology limited company	CHINA	CID001920	CFSI	*
Tin	Tianshui Ling Bo Technology Co., Ltd.	CHINA	CID001929	CFSI	*
Tin	TIN PLATING GEJIU	CHINA	CID001932	CFSI	*
Tin	TONG LONG	CHINA	CID001943	CFSI	*
Tin	Top-Team Technology (Shenzhen) Ltd.	CHINA	CID001954	CFSI	*
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002574	CFSI
Tin	Untracore Co., Ltd.	THAILAND	CID001998	CFSI	*
Tin	VQB Mineral and Trading Group JSC	VIETNAM	CID002015	CFSI
Tin	WELLEY	TAIWAN	CID002027	CFSI	*
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036	CFSI
Tin	WUJIANG CITY LUXE TIN FACTORY	CHINA	CID002057	CFSI	*
Tin	Xiamen Honglu Tungsten Molybdenum Co., Ltd.	CHINA	CID002428	CFSI	*
Tin	Xianghualing Tin Industry Co., Ltd.	CHINA	CID002946	CFSI	*

Tin	Xin Furukawa Metal ( Wuxi ) Co., Ltd.	CHINA	CID002090	CFSI	*
Tin	XURI	CHINA	CID002099	CFSI	*
Tin	Yao Zhang	CHINA	CID002110	CFSI	*
Tin	Yifeng Tin	CHINA	CID002121	CFSI	*
Tin	Yiquan Manufacturing	CHINA	CID002123	CFSI	*
Tin	Yuecheng Tin Co., Ltd.	CHINA	CID002147	CFSI	*
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158	CFSI
Tin	Yunnan Chengo Electric Smelting Plant	CHINA	CID002162	CFSI	*
Tin	Yunnan Copper Zinc Industry Co., Ltd.	CHINA	CID002164	CFSI	*
Tin	Yunnan Industrial Co., Ltd.	CHINA	CID002173	CFSI	*
Tin	Yunnan Tin Company Limited	CHINA	CID002180	CFSI	(1)
Tin	Zhongshan Jinye Smelting Co.,Ltd	CHINA	CID002220	CFSI	*
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004	CFSI
Tungsten	ACL Metais Eireli	BRAZIL	CID002833	CFSI
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM	CID002502	CFSI
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513	CFSI
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258	CFSI
Tungsten	DAIDO STEEL	UNITED STATES	CID002349	CFSI	*
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA	CID002518	CFSI	*
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	CID000345	CFSI
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499	CFSI
Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA	CID002531	CFSI	*
Tungsten	Ganzhou Beseem Ferrotungsten Co., Ltd.	CHINA	CID002644	CFSI	*
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	CHINA	CID000524	CFSI	*
Tungsten	Ganzhou Haichuang Tungsten Industry Co., Ltd.	CHINA	CID002645	CFSI	*
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875	CFSI
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315	CFSI
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA	CID000868	CFSI	*
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494	CFSI
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	CID002536	CFSI
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568	CFSI
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218	CFSI
Tungsten	H.C. Starck GmbH	GERMANY	CID002541	CFSI
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002542	CFSI

Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766	CFSI
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579	CFSI
Tungsten	Hunan Chuangda Vandadium Tungsten Co., Ltd. Yanglin	CHINA	CID002578	CFSI	*
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769	CFSI
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA	CID003182	CFSI	*
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649	CFSI
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825	CFSI
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551	CFSI
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	CID002647	CFSI	*
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321	CFSI
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA	CID002313	CFSI
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	CHINA	CID002493	CFSI	*
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318	CFSI
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317	CFSI
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	CID002535	CFSI
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316	CFSI
Tungsten	Kennametal Fallon	UNITED STATES	CID000966	CFSI
Tungsten	Kennametal Huntsville	UNITED STATES	CID000105	CFSI
Tungsten	Luoyang Mudu Tungsten & Molybdenum Technology Co., Ltd	CHINA	CID001091	CFSI	*
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319	CFSI
Tungsten	Mehra Ferro-Alloys Pvt. Ltd.	INDONESIA	CID002652	CFSI	*
Tungsten	Moliren Ltd	RUSSIAN FEDERATION	CID002845	CFSI
Tungsten	Niagara Refining LLC	UNITED STATES	CID002589	CFSI
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	CID002543	CFSI
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827	CFSI
Tungsten	Pobedit, JSC	RUSSIAN FEDERATION	CID002532	CFSI	*
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	VIETNAM	CID002538	CFSI	*
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA	CID002815	CFSI
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	CID001889	CFSI
Tungsten	Toshiba Material Co., Ltd.	CHINA	CID002423	CFSI	*
Tungsten	Tungsten Diversified Industries LLC	UNITED STATES	CID002659	CFSI	*
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	CID002724	CFSI

Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	VIETNAM	CID002011	CFSI	*
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044	CFSI	*
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION	CID002047	CFSI	*
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843	CFSI
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320	CFSI
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	CFSI
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830	CFSI
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095	CFSI
Tungsten	Zhangzhou Chuen Bao Apt Smeltery Co., Ltd.	CHINA	CID002195	CFSI	*

Footer Comments

(1) TE is aware of allegations made that this smelter may incorporate tin ore that is supplied from the Man Maw Mine in Myanmar and that the Man Maw Mine is either owned or controlled by the United Wa State Army or the United Wa State Party (which is currently sanctioned by the U.S. Department of the Treasury’s Office of Foreign Assets Control for narcotics trafficking). TE has no direct nexus to the sanctioned entity, nor conducts any direct transactions with the identified smelter or the mines it sources from.

Exhibit A-1 Smelters identified during the reporting period but not identified as an active smelter by the RMI which, to the extent known, processed necessary conflict minerals in TE or HCC products (as indicated below) for Calendar 2017 Reporting Period

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	HCC Only Smelter
Gold	ARY Aurum Plus (private, 100%)	UNITED ARAB EMIRATES	Smelter Not Listed
Gold	Codelco	CHILE	Smelter Not Listed	*
Gold	Emirates Gold	UNITED ARAB EMIRATES	Smelter Not Listed	*
Gold	Henan Yuguang Gold and Lead Co., Ltd	CHINA	Smelter Not Listed
Gold	Heraeus Hong Kong,Heraeus Limited,Heraeus Technology Center	HONG KONG	Smelter Not Listed	*
Gold	K.A.Rasmussen as	NORWAY	Smelter Not Listed
Gold	Pan Pacific Copper Co. LTD	JAPAN	Smelter Not Listed	*
Gold	Shandong Yanggu Xiangguang Co. Ltd.	CHINA	Smelter Not Listed
Gold	Suzhou Xingrui Noble	CHINA	Smelter Not Listed	*
Tantalum	Advanced Metallurgical Group N.V. (AMG)	UNITED STATES	Smelter Not Listed
Tantalum	Cabot,Cabot Corporation,Cabot Supermetals		Smelter Not Listed	*
Tantalum	Gannon & Scott		Smelter Not Listed	*
Tantalum	Niotan		Smelter Not Listed	*
Tantalum	Tantalite Resources	SOUTH AFRICA	Smelter Not Listed	*
Tantalum	Telex		Smelter Not Listed	*
Tin	CV Duta Putra Bangka	INDONESIA	Smelter Not Listed	*
Tin	CV Makmur Jaya	INDONESIA	Smelter Not Listed	*
Tin	Empresa Metalurgica Vinto (Government, 100%)	BOLIVIA	Smelter Not Listed
Tin	Guangxi Zhongshan Gold Bell Smelting Corp.Ltd	CHINA	Smelter Not Listed	*
Tin	Metallo Chimique	BELGIUM	Smelter Not Listed	*
Tin	OMSA		Smelter Not Listed	*
Tin	PT HP Metals Indonesia	INDONESIA	Smelter Not Listed	*
Tin	PT Koba Tin	INDONESIA	Smelter Not Listed	*
Tin	PT Yinchendo Mining Industry	INDONESIA	Smelter Not Listed	*
Tin	Yunnan Geiju Zili Metallurgy Co. Ltd.	CHINA	Smelter Not Listed
Tin	Zhongshan Jinye Smelting Co., Ltd	CHINA	Smelter Not Listed
Tungsten	ATI Metalworking Products	UNITED STATES	Smelter Not Listed
Tungsten	ATI, ATI Firth Sterling,ATI Metalworking Products,ATI Metalworking,ATI Metals,Allydne,Allydne Powder Technologies		Smelter Not Listed	*
Tungsten	China Minmetals Corp,CMN,Minmetals,China Minmetals,Gan Bei Tungsten Industry Co. Ltd.	CHINA	Smelter Not Listed	*
Tungsten	Ganzhou Grand Sea W and Mo Company,Ganzhou Grand Sea,Ganzhou Sinda W&Mo Co. Ltd.,Ganzhou Sinda,Ganzhou Sea Dragon,Ganzhou Hailong W & Mo Co. Ltd.	CHINA	Smelter Not Listed	*

Tungsten	GTP,Osram Sylvania,Global Tungsten & Powders Corp USA		Smelter Not Listed	*
Tungsten	Hunan Chun-chang Non-ferrous Smelting & Concentrating Co., Ltd.	CHINA	Smelter Not Listed
Tungsten	Jiangxi Tungsten Co.,Ltd	CHINA	Smelter Not Listed
Tungsten	Starck,Stark,HCS,HC Starck,H.C. Starck	GERMANY	Smelter Not Listed	*
Tungsten	Tungsten Diversified Industries LLC	UNITED STATES	Smelter Not Listed
Tungsten	Wolfram [Russia],Wolfram JSC	RUSSIAN FEDERATION	Smelter Not Listed	*
Tungsten	ZCCC,Zhuzhou Cemented Carbide,Zhuzhou,Zhuzhou Cemented Carbide Works Imp. & Exp. Co.,Chenzhou Diamond Tungsten Products Co. Ltd.	CHINA	Smelter Not Listed	*